Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IFIT HEALTH & FITNESS INC

May 5, 2021

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is iFit Health & Fitness Inc.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1999 and was amended and restated on March 17, 2021.

3. The Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

FIRST: The name of the Corporation is iFIT Health & Fitness Inc (the “Corporation”).

4. The amendment to the Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

5. The effective time of the Certificate of Amendment shall be upon filing.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:37 AM 05/05/2021
FILED 09:37 AM 05/05/2021
SR 20211598223 - File Number 3071430

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporations of the date first written above.

By:	/s/ Scott Watterson
Name:	Scott Watterson
Title:	Chairman and Chief Executive Officer

[Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation]